FORM OF

SUB-ADVISORY AGREEMENT

between

FIDELITY MANAGEMENT & RESEARCH COMPANY

and

FIDELITY MANAGEMENT & RESEARCH (Hong Kong) LIMITED

AGREEMENT made this [__ day of ______ _____], by and between Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 245 Summer Street, Boston, Massachusetts (hereinafter called the “Advisor”), and Fidelity Management & Research (Hong Kong) Limited (hereinafter called the “Sub-Advisor”).

WHEREAS the Advisor has entered into various management contracts (each a “Management Contract”) with those Massachusetts business trusts and Delaware statutory trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a “Trust”) on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a “Portfolio”), pursuant to which the Advisor acts as investment manager to each of the Portfolios; and

WHEREAS the Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Trust, the Advisor and the Sub-Advisor agree as follows:

1.  Duties:  The Advisor may, in its discretion, appoint the Sub-Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Portfolio.  The services and the portion of the investments of the Portfolio to be advised or managed by the Sub-Advisor shall be as agreed upon from time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing services for the Portfolio relating to research, statistical and investment activities.

(a) Investment Advice:  If and to the extent requested by the Advisor, the Sub-Advisor shall provide investment advice to the Portfolio and the Advisor with respect to all or a portion of the investments of the Portfolio, and in connection with such advice shall furnish the Portfolio and the Advisor such factual information, research reports and investment recommendations as the Advisor may reasonably require.  Such information may include written and oral reports and analyses.

(b) Investment Management:  If and to the extent requested by the Advisor, the Sub-Advisor shall, subject to the supervision of the Advisor, manage all or a portion of the investments of the Portfolio in accordance with the investment objective, policies and limitations provided in the Portfolio’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, and such other limitations as the Trust or Advisor may impose with respect to the Portfolio by notice to the Sub-Advisor.  With respect to the portion of the investments of the Portfolio under its management, the Sub-Advisor is authorized to make investment decisions on behalf of the Portfolio with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Advisor may select.  The Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor, to provide additional investment management services to the Portfolio, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money or lending securities on behalf of the Portfolio.  All investment management and any other activities of the Sub-Advisor shall at all times be subject to the control and direction of the Advisor and the Trust’s Board of Trustees.

(c) Subsidiaries and Affiliates:  The Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the 1940 Act and rules thereunder.

2.  Information to be Provided to the Trust and the Advisor:  The Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Trust and the Advisor as the Trust’s Board of Trustees or the Advisor may reasonably request from time to time, or as the Sub-Advisor may deem to be desirable.

3.  Brokerage:  In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers or dealers selected by the Sub-Advisor, which may include brokers or dealers affiliated with the Advisor or Sub-Advisor.  The Sub-Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or to the other accounts over which the Sub-Advisor or Advisor exercise investment discretion.  The Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor has with respect to accounts over which it exercises investment discretion.  The Trustees of the Trust shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

4.  Compensation:  The Advisor shall compensate the Sub-Advisor on the following basis for the services to be furnished hereunder.

(a) Investment Advisory Fee:  For services provided under subparagraph (a) of paragraph 1 of this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly Sub-Advisory Fee.  The Sub-Advisory Fee shall be equal to 110% of the Sub-Advisor’s costs incurred in connection with rendering the services referred to in subparagraph (a) of paragraph 1 of this Agreement.  The Sub-Advisory Fee shall not be reduced to reflect expense reimbursements or fee waivers by the Advisor, if any, in effect from time to time.

(b) Investment Management Fee:  For services provided under subparagraph (b) of paragraph 1 of this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly Investment Management Fee.  The Investment Management Fee shall be equal to: (i) 50% of the sum of a Group Fee Rate and an Individual Fund Fee Rate multiplied by: (ii) the fraction equal to the net assets of the Portfolio as to which the Sub-Advisor shall have provided investment management services divided by the net assets of the Portfolio for that month; provided, however, that the Investment Management Fee paid to the Sub-Advisor for any period hereunder shall in all circumstances be an amount not less than 110% of the Sub-Advisor’s costs incurred in connection with rendering the services referred to in subparagraph (b) of paragraph 1 of this Agreement (but in no event will the Investment Management Fee paid to the Sub-Advisor exceed the fees paid  the Advisor receives from its affiliates for its services  with respect to the Portfolio) (the minimum fee described in this provision being referred to herein as the “Minimum Investment Management Fee”).

(1) Group Fee Rate.  The Group Fee Rate shall be based upon the monthly average of the net assets of the registered investment companies having Advisory and Service or Management Contracts with the Adviser (computed in the manner set forth in the Trust’s Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month.  For this purpose, the monthly average net assets of registered investment companies that previously had Advisory and Service or Management Contracts with the Adviser and currently have Advisory and Service or Management Contracts with Fidelity SelectCo, LLC are included.  The Group Fee Rate shall be determined on a cumulative basis pursuant to the following schedule:

Average Group Assets	Annualized Rate
0 - $3 billion	.5200%
3 - 6.4900
6 - 9.4600
9 - 12.4300
12 - 15.4000
15 - 18.3850
18 - 21.3700
21 - 24.3600
24 - 30.3500
30 - 36.3450
36 - 42.3400
42 - 48.3350
48 - 66.3250
66 - 84.3200
84 - 102.3150
102 - 138.3100
138 - 174.3050
174 - 210.3000
210 - 246.2950
246 - 282.2900
282 - 318.2850
318 - 354.2800
354 - 390.2750
390 - 426.2700
426 - 462.2650
462 - 498.2600
498 - 534.2550
534 - 587.2500
587 - 646.2463
646 - 711.2426
711 - 782.2389
782 - 860.2352
860 - 946.2315
946 - 1,041.2278
1,041 - 1,145.2241
1,145 - 1,260.2204
1,260 - 1,386.2167
1,386 - 1,525.2130
1,525 - 1,677.2093
1,677 - 1,845.2056
over 1,845.2019

(2)

Individual Fund Fee Rate.  The Individual Fund Fee Rate for each Portfolio shall be the respective rate set forth on Schedule A attached hereto.

If in any fiscal year the aggregate expenses of the Portfolio exceed any applicable expense limitation imposed by any state or federal securities laws or regulations, and the Advisor waives all or a portion of its management fee or reimburses the Portfolio for expenses to the extent required to satisfy such limitation, the Investment Management Fee paid to the Sub-Advisor will be reduced by 50% of the amount of such waivers or reimbursements multiplied by the fraction determined in (ii), subject to the Minimum Investment Management Fee.  If the Sub-Advisor reduces its fees to reflect such waivers or reimbursements and the Advisor subsequently recovers all or any portion of such waivers or reimbursements, then the Sub-Advisor shall be entitled to receive from the Advisor a proportionate share of the amount recovered.

(c) Provision of Multiple Services:  If the Sub-Advisor shall have provided both investment advisory services under subparagraph (a) and investment management services under subparagraph (b) of paragraph (1) for the same portion of the investments of the Portfolio for the same period, the fees paid to the Sub-Advisor with respect to such investments shall be calculated exclusively under subparagraph (b) of this paragraph 4.

5.  Expenses: It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Management Contract with the Portfolio.

6.  Interested Persons:  It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Trust, and that the Advisor or the Sub-Advisor may be or become interested in the Trust as a shareholder or otherwise.

7.  Services to Other Companies or Accounts:  The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor’s ability to meet all of its obligations hereunder.  The Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Trust.

8.  Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

9.  Duration and Termination of Agreement; Amendments:

(a)

Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force until [______, ___] and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b)

This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor and the Portfolio subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either the Advisor, the Sub-Advisor or the Portfolio may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Portfolio by vote of a majority of its outstanding voting securities.  This Agreement shall terminate automatically in the event of its assignment.

10.  Limitation of Liability:  The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio.  Nor shall the Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.

11.

Governing Law:  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

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